Exhibit 2.3

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered on June 26, 2021, by and among:

1.	Baijiayun Limited, a company incorporated under the Laws (as defined below) of Cayman Islands (the “Company”);
2.	Baijia Cloud Limited, a company incorporated under the Laws of Hong Kong (as defined below) and wholly owned by the Company (the “HK Company”);
3.	Beijing Baijiashilian Technology Co., Ltd. (), a limited liability company incorporated under the Laws of the PRC (the “Baijiashilian”);
4.	Gangjiang Li (), a citizen of the PRC with the ID number 430124197506130012 (the “Founder”);
5.	Jia Jia Ltd., a company incorporated under the laws of the British Virgin Islands and wholly owned by the Founder (the “Founder Holding Company”);
6.	Duo Duo International Limited, a company incorporated under the laws of British Virgin Islands;
7.	Nuan Nuan Ltd, a company incorporated under the laws of British Virgin Islands (together with “Duo Duo International Limited” collectively the “Senior Management Holding Companies”);
8.	ABUNDANT MAGNUM LIMITED, a company incorporated under the laws of British Virgin Islands;
9.	The Parties listed in Schedule I(i) (the “Series A Investors”);
10.	The Parties listed in Schedule I(ii) (the “Series A+ Investors”);
11.	The Parties listed in Schedule I(iii) (the “Series B Investors”);
12.	The Parties listed in Schedule I(iv) (the “Series B+ Investors”); and
13.

The Parties listed in Schedule I(v) (the “Series C Investor”, together with Series A Investors, Series A+ Investors, Series B Investors, Series B+ Investors, collectively the “Investors” and each an “Investor”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

Capitalized terms used herein without definition shall have the meanings set forth in the Share Purchase Agreement (as defined below).

RECITALS

A

The relevant Parties have entered into a Share Purchase Agreement (the “Share Purchase Agreement”) on June 26, pursuant to which the Series C Investor has agreed to purchase from the Company, and the Company has agreed to sell to the Series C Investor, certain Series C Warrant (as defined below) of the Company on the term and conditions set forth therein.

B

The Share Purchase Agreement provides that it shall be a condition precedent to the consummation of the transactions contemplated under the Share Purchase Agreement at the Closing that the Parties have entered into this Agreement.

C

The relevant Parties have respectively entered into a Warrant Agreement on June 26 with the Company pursuant to which the holders of the Warrants are entitled to purchase certain Preferred Shares of the Company. For the purpose of this Agreement, subject to the applicable laws, each holder of the Warrants and the Series C Warrant shall be treated as a shareholder or an Investor as such holder have fully exercised the Warrant(s) or the Series C Warrant held by it.

D	The Parties desire to enter into this Agreement and make their respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.
1.1	The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means, with respect to the Company and the HK Company, the International Financial Reporting Standards, and with respect to the WFOE and the Domestic Companies, the PRC GAAP, applied on a consistent basis.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of the Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or the Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Investors. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Warrantor. In the case of a natural Person, the term “Affiliate” also includes, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.

“Agreement” has the meaning ascribed to it in the preamble.

“Arbitration Notice” has the meaning ascribed to it in Section 17.4(i).

“Associate” means, as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate or, as to an individual, his spouse, parents, siblings and issues, and the spouses of such siblings and issues (collectively his “Relatives”) and any company or trust which may be, directly or indirectly, Controlled by such individual (including any company or trust Controlled by any of his Relatives).

“Baijiashilian” has the meaning ascribed to it in the preamble.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means the businesses of video SaaS/PaaS, video cloud and software, video AI and system solution conducted by the Group Companies.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in (v) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands, (w) the British Virgin Islands, with respect to any action to be undertaken or notice to be given in the British Virgin Islands or (x) the PRC, the U.S. or Hong Kong, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Company” has the meaning ascribed to it in the preamble.

“Company-led Exit Transaction” has the meaning ascribed to it in Section 4.1.

“Conversion Price” means the conversion price per share for the applicable Preferred Shares, which shall initially equal to the applicable Original Purchase Price and is subject to the adjustment provided under Section 10.3.

“Co-Sale Right Holder” has the meaning ascribed to it in Section 8.1.

“Co-Sale Participating Holder” has the meaning ascribed to it in Section 8.1.

“Co-Sale Notice” has the meaning ascribed to it in Section 8.1.

“Co-Sale Right Period” has the meaning ascribed to it in Section 8.1.

“Competitive Business” means any business which in any manner is the same as,

similar to or competing with the Business of the Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Dachen Observer” has the meaning ascribed to it in Section 2.2.

“Deemed Liquidation Event” has the meaning ascribed to it in Section 9.3.

“Director” means a director serving on the Board.

“Disclosing Party” has the meaning ascribed to it in Section 15.3.

“Distributable Liquidation Property” has the meaning ascribed to it in Section 9.1.

“Dispute” has the meaning ascribed to it in Section 17.4(i).

“Domestic Company” means each of enterprises established under the Laws of the PRC and engaged in the Business, including Baijiashilian and its Subsidiaries, and collectively as “Domestic Companies”.

“ESOP” means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible Persons. The Company shall reserve additional 9,486,042 Ordinary Shares for the ESOP immediately prior to the Completion, which represents 10% of the outstanding shares of the Company on a fully diluted and as converted basis, assuming full conversion of the Preferred Shares and full exercise of all outstanding options and other outstanding convertible and exercisable Securities (including without limitation the Warrants and the Series C Warrant), immediately after Closing. The grant of options or any other Equity Securities under the ESOP, the grant conditions and exercise price shall be approved by the Board of Directors.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests,

equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exit Compensation” has the meaning ascribed to it in Section 4.2.

“Financing Terms” has the meaning ascribed to it in Section 15.1.

“Founder” has the meaning ascribed to it in the preamble.

“Founder Holding Company” has the meaning ascribed to it in the preamble.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company and its Subsidiaries (including without limitation, the HK Company, the WFOE and the Domestic Companies), and “Group” refers to all of Group Companies collectively.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region, the People’s Republic of China.

“HK Company” has the meaning ascribed to it in the preamble.

“HKIAC” has the meaning ascribed to it in Section 17.4 (ii).

“HKIAC Rules” has the meaning ascribed to it in Section 17.4(ii).

“Huatu” means Huatu Hong Yang International Limited() and Ronghe International Limited ().

“Huatu Director” has the meaning ascribed to it in Section 2.2.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Investors” means IBettering International Group Limited, IGrowing International Group Limited, QF capital Limited, QF Group Limited, and Banyan Partners FundII, L.P..

“Initial Investor Director” has the meaning ascribed to it in Section 2.2.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor Director(s)” has the meaning ascribed to it in Section 2.2.

“Investors’ Losses” has the meaning ascribed to it in Section 16.1.

“Investment Amount” means the consideration for the Shares paid by each shareholder. For the avoidance of doubt, for the shareholders except for the Series C Investor, the Investment Amount means the consideration paid by such shareholder or its Affiliates for the subscribed registered capital of Baijiashiilan.

“Jinpu Director” has the meaning ascribed to it in Section 2.2.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Memorandum and Articles” means the Second Amended and Restated Memorandum of Association of the Company and the Second Articles of Association of the Company, as each may be amended and/or restated from time to time.

“More Favorable Terms” has the meaning ascribed to it in Section 13.

“New Securities” has the meaning ascribed to it in Section 6.3.

“Non-compete Period” has the meaning ascribed to it in Section 14.2.

“Ordinary Director(s)” has the meaning ascribed to it in Section 2.2.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Original Purchase Price” means the issue price of Shares, which is subject to adjustments for share dividends, splits, combinations and similar event and anti-dilution readjustment from time to time as hereinafter provided.

“Participation Notice” has the meaning ascribed to it in Section 6.4.

“Party/Parties” has the meaning ascribed to it in the preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles in PRC, as in effect from time to time.

“Preemptive Rights Holder” has the meaning ascribed to it in Section 6.1.

“Preemptive Right” has the meaning ascribed to it in Section 6.1.

“Preferred Majority” means the holders of at least fifty percent (50%) of the then issued and outstanding Preferred Shares, assuming the exercise of the Warrants and the Series C Warrant.

“Preferred Shares” means the Series A Preferred Shares, Series A+ Preferred Shares,

Series B Preferred Shares, Series B+ Preferred Shares, Series C Preferred Shares and Warrant Shares.

“Pro Rata Share” has the meaning ascribed to it in Section 6.2.

“Prior Shareholders Agreements” means the agreements entered into or other covenants agreed by and among the shareholders of Baijiashilian prior to the Closing Date in connection with the subjects as set forth hereunder, including without limitation the Series B+ Shareholders Agreement of Baijiashilian () entered by and among Baijiashilian and certain other parties thereto in September 2020.

“Qualified Exit Price” has the meaning ascribed to it in Section 4.6.

“Qualified IPO” means an underwritten public offering pursuant to a prospectus issued in connection with the initial public offering of the Shares and the listing of the Shares or backdoor listing (including through a SPAC Transaction) on The Stock Exchange of Hong Kong Limited, The New York Stock Exchange, NASDAQ or any other internationally recognised stock exchange, by which all the Shares held by the Series C Investor or the equity securities that all such Shares held by the Series C Investor shall be exchanged into on a pro rata basis in the SPAC Transaction shall be listed upon the closing of the Qualified IPO.

“Realized Value” has the meaning ascribed to it in Section 4.2.

“Redemption Events” has the meaning ascribed to it in Section 5.1.

“Redemption Notice” has the meaning ascribed to it in Section 5.3.

“Redemption Price” has the meaning ascribed to it in Section 5.1.

“Redemption Shares” has the meaning ascribed to it in Section 5.1.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Repurchase Obligors” means the Company, Baijiashilian, the Founder, the Founder Holding Company, the Senior Management Holding Companies, ABUNDANT MAGNUM LIMITED, IBettering International Group Limited and IGrowing International Group Limited.

“Right of First Refusal” has the meaning ascribed to it in Section 7.2.

“Right of First Refusal Holder” has the meaning ascribed to it in Section 7.2.

“Senior Management Holding Companies” has the meaning ascribed to it in the preamble.

“Series A Liquidation Preference” has the meaning ascribed to it in Section 9.1(iii).

“Series A Preferred Shares” means the series A preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles and this Agreement.

“Series A+ Preferred Shares” means the series A+ preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles and this Agreement.

“Series B Liquidation Preference” has the meaning ascribed to it in Section 9.1(ii).

“Series B Preferred Shares” means the series B preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles and this Agreement.

“Series B+ Preferred Shares” means the series B+ preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles and this Agreement.

“Series C Liquidation Preference” has the meaning ascribed to it in Section 9.1(i).

“Series C Preferred Shares” means the series C preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles and this Agreement.

“Series C Warrant” means the warrant agreement respectively entered into by and between the Company and the Series C Investor on or prior to the Closing, under which the Series C Investor is entitled to purchase the Series C Preferred Shares from the Company.

“Shares” means the Ordinary Shares and the Preferred Shares (including the Warrant Shares).

“SPAC Transaction” means a transaction or series of transactions which the Board designates as a SPAC Transaction, being a transaction or series of transactions which constitute the acquisition of the Company by, or merger of the Company with, a special purpose acquisition company or a new holding company that will be combining with the Company and a special purpose acquisition company and which results in the Company, or the Company which acquires or merges with the Company, being listed on an internationally recognized stock exchange or such other transaction as approved by the Board to be of similar effect;

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Transaction Documents” shall mean this Agreement, the Share Purchase Agreement and other documents as set forth in the definition of “Transaction Documents” in the Share Purchase Agreement.

“Transferee” has the meaning ascribed to it in Section 7.2.

“Transferred Shares” has the meaning ascribed to it in Section 7.2.

“Transfer Notice” has the meaning ascribed to it in Section 7.3.

“Transferor” has the meaning ascribed to it in Section 7.2.

“U.S.” means the United States of America.

“Warrant(s)” means the warrant agreements respectively entered into by and between the Company and relevant parties on [*] 2021, under which the relevant parties are entitled to purchase certain Preferred Shares (as adjusted to share dividend, split, combination, recapitalization and other similar transactions) from the Company.

“Warrantor” means each of the Group Companies, the Founder, the Founder Holding Company, and the Senior Management Holding Companies, collectively, the “Warrantors”.

“Warrant Shares” means the Preferred Shares that each holder of the Warrants and the Series C Warrant shall be entitled to purchase thereunder.

“WFOE” has the meaning ascribed to it in the Share Purchase Agreement.

1.2Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the expression “Investor(s)”, “Holder”, “Founder Holding Company” and “Founder” and “Investor(s)” shall, unless the context prohibits, include its respective successors, permitted transferees and assigns and any Persons deriving title under it, (xiii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiv) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xvi) all references to dollars or to “US$” are to currency of the U.S. and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.Corporate Governance.

2.1Shareholders’ Meeting. In addition to any other vote or consent required elsewhere in this Agreement, the Memorandum and Articles or by any applicable statute, each of the Group Companies shall not, directly or indirectly, carry out any of the following actions without the shareholders’ resolutions, and in any case the following matters must be approved by the holders representing at least two thirds (2/3) of the voting rights of the shareholders attending the general meeting and the Preferred Majority:

(i)any increase or decrease in the number of authorized Ordinary Shares or Preferred Shares of the Company or share capital of any other Group Company (including but not limited to the issuance of any convertible bonds, options, warrants, and any other securities);

(ii)any acquisition, split, division, liquidation, dissolution, merger, reorganization, change of corporate form or sale of all or substantially all the assets of the Group Company;

(iii)any event that may result in the payment or declaration of any dividend on any Shares (other than pursuant to share splits effected in the form of share dividend and for which appropriate adjustments are made);

(iv)any alteration or change to the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, any Preferred Shares or any Investor;

(v)any adoption, amendment, alteration, repeal or waiver of any provision of the Memorandum and Articles of the Company or any similar organizational documents of any other Group Company;

(vi)the redemption or repurchase of any capital stock, other than repurchase from the optionees or awardees according to the ESOP or pursuant to the exercise of any redemption rights of any Investors in accordance with this Agreement;

(vii)any change of the controlling person or change of control of the Company;

(viii)determination of the listing place, timing, terms and conditions, valuation or selection of underwriters or intermediaries of an initial public offering; and

(ix)any increase or decrease in the size of the board of directors, changes to the members of the board of directors or delegating any matter to any committee of the board of directors;

(x)any act or omission that causes the above situation to occur.

Notwithstanding the foregoing, (i) if the Company intends to carry out the matters in Section 2.1 (iv) and Section 2.1(v) above (including any acts or omissions that cause such circumstances), which would adversely change the rights, preferences or privileges of any particular series of Preferred Shares, it may do so only with the approval of the holders of such affected series of Preferred Shares then issued and outstanding, assuming the exercise of the Warrants and the Series C Warrant; (ii) If the Company intends to carry out the matters in Section 2.1(vi) above (including any acts or omissions that cause such circumstances), it may do so only with the written consent of the Investors whose Shares are to be repurchased (if applicable).

2.2Board of Directors.

(i)The Company shall have, and the Parties hereto agree to cause the Company to have, a Board consisting of seven(7) directors among whom, four(4) directors shall have been designated by the Founder (the “Ordinary Directors”), one (1) director shall have been designated by Huatu (the “Huatu Director”, as long as Huatu directly or indirectly hold no less than five percent (5%) of then total outstanding Shares on a fully diluted and as-converted basis at any time or from time to time after the date hereof), one (1) director shall have been designated by the Initial Investors (the “Initial Investor Director”, as long as the Initial Investors directly or indirectly hold no less than five percent (5%) of then total outstanding Shares on a fully diluted and as-converted basis at any time or from time to time after the date hereof), one (1) director shall have been designated by the GP Hitech Holdings Limited (the “Jinpu Director”, as long as the GP Hitech Holdings Limited directly or indirectly hold no less than five percent (5%) of then total outstanding Shares on a fully diluted and as-converted basis at any time or from time to time after the date hereof. Jinpu Director, together with the Huatu Director, Initial Investor Director, collectively the “Investor Directors”, and each an “Investor Director”). Dachen shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “Dachen Observer”) on the Board, who shall be given by the Company copies of all notices, minutes, consents, and other materials that the Company provides to its directors at the same time and in the same manner as provided to such directors and be entitled to attend but not vote in all meetings of the Board.

In the event that any Investor holds more than five percent (5%) of then total outstanding Shares on a fully diluted and as-converted basis, such Investor shall be entitled to appoint, replace and reappoint one (1) director on the Board, for the avoidance of doubt, in the event that any Investor holds less than five percent (5%) of then total outstanding Shares on a fully diluted and as-converted basis, such Investor shall have no right to appoint any director. And at any time the Founder shall be entitled to appoint, replace, and reappoint one (1) more Ordinary Director than the Investor Directors.

(ii)Meetings of the Board shall be held once at least half a year, unless otherwise agreed by the directors. Subject to the Memorandum and Articles, the number of Directors necessary to constitute a quorum at any regular or extraordinary meeting of the Board of Directors shall be five directors (including the Investor Directors). Notwithstanding the foregoing, if notice of the board meeting has been duly delivered to all directors of the Board three (3) days prior to the scheduled meeting in accordance with the notice procedures under this Agreement twice, and any of Invest Director fails to be present without any reasonable reasons, then the present directors at such meeting of directors shall constitute a quorum. The meeting minutes of all board meetings shall be filed with the Company and a copy thereof shall be provided to each shareholder.

(iii)The Company shall serve three (3) days’ prior written notice (or other notice period agreed by the Investor Directors) to each director prior to each meeting. Such notice shall specify the time, place and matters to be discussed and voted on. Any director may participate in such meeting in attendance in person, or by means of telephone, video conference or other medium of simultaneous voice communication, as long as everyone in the meeting can hear each other clearly, and such participation shall be deemed to constitute presence in person at the meeting. The Investor Director shall be entitled to appoint a proxy to attend the meeting of the Board of Directors on his or her behalf by giving a written notice to the Company, and the proxy so appointed shall be entitled to attend the meeting of the Board of Directors and vote on the matters discussed thereat on behalf of the appointing party.

(iv)The Company will promptly pay or reimburse each Director for all reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings and otherwise performing their duties as Directors.

2.3Acts of the Group Companies Requiring Approval of at least one Investor Director. For so long as the Investors hold any equity or share of the Company, the Group Companies shall not take any of the following actions without, in addition to any other authorizations or approvals required by applicable Laws and the Memorandum and Articles, the affirmative vote of more than two thirds (2/3) of all the directors (including at least one Investor Director):

(i)any material change, alteration to the scope of the Business, nature of Business or company name of any Group Company, termination of the current Business of any Group Company;

(ii)creation or authorization of the creation of any debt security, lien, pledge, charge, security interest or encumbrance of any kind (whether by way of fixed or floating charge, mortgage, encumbrance or other security) over any Group Company’s assets except for trade accounts of any Group Company arising in the ordinary course of Business; transferring, licensing, selling, pledging or encumbering any assets of any Group Company outside the ordinary course of business;

(iii)any material financing issues;

(iv)any expenditures or transactions in excess of RMB 10 million individually or in the aggregate that are not covered by the quarterly financial budget approved by the Board;

(v)any external investment by the Group Companies in excess of RMB10 million in a single transaction or in excess of RMB30 million in a series related transactions in any fiscal year including without limitation investment in any corporation, partnership, trust, association or other entity and any acquisition, merger or acquisition;

(vi)any borrowing, assumption or occurrence of indebtedness in excess of RMB10 million individually, or incurrence of fixed asset expenditure in excess of RMB10 million individually;

(vii)approval, adoption or material alteration of annual business plan, investment plan, and financial budget (including any capital expenditure plan, operating budget and financial arrangements) and the financial settlement plan of the Group Companies;

(viii)any transactions between any Group Company and its shareholders, senior management or other Related Parties that exceeds RMB10 million individually or in the aggregate during any fiscal year;

(ix)any adoption or change of the size of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(x)the initiation, conduct, settlement or abandoning of any material claim, litigation, arbitration or other proceedings involving any Group Company or any admission of liability by or on behalf of any Group Company in excess of RMB 10 million;

(xi)any appointment or removal of the auditor(s) of any Group Company, or any change in the accounting policies of any Group Company; and

(xii)any act or omission that causes the above situation to occur.

2.4Qualification of Senior Management. The Parties represent and warrant that the qualifications of the nominated directors and senior managements of the Company shall comply with relevant Laws and regulations and there shall be no circumstance under which they will impede the Qualified IPO of the Company.

3.Qualified IPO

3.1The Company and the Founder shall make the best efforts to achieve the Company’s Qualified IPO after the Closing. The lock-up period of each Investor’ equity after the Qualified IPO shall be implemented in the shortest period under relevant laws and regulations.

3.2By the approval of the shareholders’ meeting, the Company may implement a Qualified IPO plan. Once the Qualified IPO plan is implemented, all parties shall make the best efforts to cooperate with the Company in the implementation of the Qualified IPO plan, including, but is not limited to: (a) any reorganization of the Group Companies; (b) any amendment of this Agreement in accordance with the requirements of the listing rules or issuance of commitment, and (c) any amendment, release, termination or cessation of the special rights of the Investors pursuant to the listing rules at that time.

4.Exit Mechanism

4.1After the Closing, if any Investor exits through the Company’s Subsequent Financing, mergers and acquisitions, Qualified IPO or other transactions conducted by the resolutions of shareholders or the Board of Directors (the “Company-led Exit Transaction”), the Repurchase Obligors shall ensure that the Investor sells his shares in the Company at a consideration of not less than the Qualified Exit Price. For the purposes of this Section 4, Subsequent Financing means any issuance of New Securities (as defined below) after the Closing.

4.2If any Investor sells its shares in the Company-led Exit Transaction at a consideration less than the Qualified Exit Price after the Closing, the Repurchase Obligors shall jointly and severally compensate such Investor in proportion to their respective relative shareholdings in an amount equals to the difference between the aggregate consideration actually received by the Investor for the sale of shares in the Company and the aggregate Qualified Exit Price corresponding to such shares (the “Exit Compensation”), and the maximum amount of the Exit Compensation paid by the Repurchase Obligors shall be limited to the consideration actually received by the Repurchase Obligors from the disposal of the

Ordinary Shares of the Company then held by the Repurchase Obligors at no less than the fair market value (the “Realized Value”).

4.3If an Investor requests the Repurchase Obligors to pay the Exit Compensation in accordance with Section 4.2, it shall give a written notice to the Repurchase Obligors, and the Repurchase Obligors shall, unconditionally pay the Exit Compensation in a lump sum to the bank account of the Investor as set forth in the notice within forty-five (45) Business Days after the Investor gives such notice.

4.4If two or more Investors request the Repurchase Obligors to pay the Exit Compensation in accordance with Section 4, the payment of the Exit Compensation shall be made in the following order:

(i)the holders of Series C Preferred Shares shall be entitled to receive the Exit Compensation in preference to the holders of Series B Preferred Shares and the Series B+ Preferred Shares;

(ii)after the Exit Compensation of the holders of Series C Preferred Shares has been paid in full, the property of the Repurchase Obligors (if any) shall be used to pay the Exit Compensation of the holders of Series B Preferred Shares and Series B+ Preferred Shares;

(iii)after the Exit Compensation of the holders of Series B Preferred Shares and Series B+ Preferred Shares has been paid in full, the property of the Repurchase Obligor (if any) shall be used to pay the Exit Compensation of the holders of Series A+ Preferred Shares;

(iv)after the Exit Compensation of the holders of Series A+ Preferred Shares has been paid in full, the property of the Repurchase Obligors (if any) shall be used to pay the Exit Compensation of the holders of Series A Investors. If the property of the Repurchase Obligors (if any) is not sufficient to pay the Exit Compensation to the holders of Series A+ Preferred Shares and Series A Preferred Shares in full, the property of the Repurchase Obligors shall be paid to the holders of Series A+ Preferred Shares ratably in proportion to their respective Exit Compensation in the aggregate Exit Compensation in preference to the holders of Series A Preferred Shares.

4.5After the exercise of its exit right under this Section 4, an investor shall continue to enjoy all rights of an Investor under this Agreement with respect to the Shares of the Company then held by such Investor so long as it still holds any equity interests or Shares in the Company.

4.6For the purpose of this Section 4, the “Qualified Exit Price” shall mean the sale price of the Company’s shares sufficient to provide the Investors with an internal rate of return of no less than 8% per annum, i.e. the Investment Amount corresponding to the Investor’s Shares sold in the Company-led Exit Transaction plus an amount that would provide for a simple interest rate of 8% per annum (calculated on a daily basis during the period from the date when the Investment Amount paid by the Investor into any Group Company’s account to the later of the date when the Investors actually receive the Qualified Exit Price or Exit Compensation).

5.Redemption Right

5.1At any time after the earlier of the occurrence of any of the following circumstances (the “Redemption Events”), the Investors shall have the right to request the Company and the other shareholders of the Company to assist or cooperate in finding a third party to purchase part or all of the Shares held by the Investor at the price set forth in Section 5  (the “Redemption Price”), or to request the Repurchase Obligors to directly purchases part or all of the Shares then held by the Investors (the “Redemption Shares”):

(i)the Founder commits illegal acts or has material personal integrity problems;

(ii)the Founder loses the Control of the Company;

(iii)the Company’s Business cannot be conducted normally due to regulatory reasons;

(iv)the Company breaches any of its obligations or liabilities to an Investor in Section 2.1 or 2.3 hereof; or

(v)any material breach of the Transaction Documents by the Founder (including, without limitation, the Transaction Documents contain any untrue, inaccurate, incomplete or materially misleading representations and warranties).

5.2In the case of the Redemption Events under Section 5.1(i) and 5.1(v), the Repurchase Obligors other than the Founder shall have no repurchase obligation. In the event of a Redemption Event under Section 5.1(ii), 5.1(iii) and 5.1(iv), the maximum liability of each Repurchase Obligor under this Section 5 is limited to the Realized Value of Ordinary Shares then held by them.

5.3In exercising the Redemption Right, the Investor shall give a written notice (the “Redemption Notice”) to the Company, and the Repurchase Obligors, who shall unconditionally pay the corresponding Redemption Price in a lump sum to the Investor’s bank account as set forth in the Redemption Notice within forty-five (45) Business Days after the Investor gives the Redemption Notice. The Company shall, and all the shareholders shall, and shall cause the directors nominated by them (if applicable) to, adopt the relevant resolution and cause the Repurchase Obligors to, purchase the Redemption Shares at the Redemption Price in the manner permitted by applicable laws.

5.4If two or more Investors exercise the Redemption Right, the payment of the Redemption Price shall be made in the following order:

(i)the holders of Series C Preferred Shares shall be entitled to receive the Redemption Price in preference to the holders of Ordinary Shares, Series A+ Preferred Shares, Series A Preferred Shares, Series B Preferred Shares and Series B+ Preferred Shares;

(ii)after the Redemption Price of the holders of Series C Preferred Shares are paid in full, the property of Repurchase Obligor (if any) shall be used to pay the Redemption Price of the holders of Series B Preferred Shares and Series B+ Preferred Shares, and the holders of Series B+ Preferred Shares and Series B Preferred Shares shall be entitled to receive the Redemption Price in preference to the holders of Ordinary Shares, Series A+ Preferred Shares and Series A Preferred Shares.

(iii)after the Redemption Price of the holders of Series B+ Preferred Shares and Series B Preferred Shares are paid in full, the property of Repurchase Obligor (if any) shall be used to pay the Redemption Price of the holders of Series A+ Preferred Shares, and the holders of Series A+ Preferred Shares shall be entitled to receive the Redemption Price in preference to the holders of Ordinary Share and Series A Preferred Shares. If the property of the Repurchase Obligor (if any) is not sufficient to pay the full Redemption Price to the holders of Series A+ Preferred Shares, the property of the Repurchase Obligor shall be paid to the holders of Series A+ Preferred Shares ratably in proportion to their respective Redemption Price in the aggregate Redemption Price paid to the holders of Series A+ Preferred Shares.

(iv)After the Redemption Price of the holders of Series A+ Preferred Shares are paid in full, the property of Repurchase Obligor (if any) shall be used to pay the Redemption Price of the holders of Series A Preferred Shares. If the property of the Repurchase Obligor (if any) is not sufficient to pay the full Redemption Price to the holders of Series A Preferred Shares, the property of the Repurchase Obligor shall be paid to the holders of Series A Preferred Shares ratably in proportion to their respective Redemption Price in the aggregate Redemption Price paid to the holders of Series A Preferred Shares.

5.5The respective Redemption Price of the Investors are as follows: (x) the Investment Amount corresponding to the Redemption Shares plus an amount that would provide for a simple interest rate of 8% (calculated on a daily basis from the date on which the Investor’s Investment Amount of such Preferred Shares was actually paid to any Group Company’s account to the date on which the Investor actually receives the Redemption Price); and (y) the declared but unpaid dividends with respect to such Redemption Shares as of the date on which the Investor actually receives the Redemption Price.

5.6After the Investor exercises Redemption Right under this Section 5, the Investor shall continue to enjoy all rights under this Agreement with respect to the Shares then held by such Investor so long as it still holds any equity interests or Shares in the Company.

6.	Preemptive Right

6.1General. The Company hereby grants to each Investor (the “Preemptive Rights Holder”) the right of first refusal to purchase such Preemptive Rights Holder’s Pro Rata Share (as defined below) (and any oversubscription, as provided below), of all (or any part) of any New Securities that the Company may from time-to-time issue after the date of this Agreement (the “Preemptive Right”).

6.2Pro Rata Share. A Preemptive Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Rights is the ratio of (a) the number of Ordinary Shares issued or issuable upon the conversion of the Preferred Shares which are held by such Preemptive Rights Holder (assuming full conversion and exercise of all Warrant Shares), to (b) the total number of Ordinary Shares then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights (on a fully diluted and as-converted basis, assuming full conversion and exercise of all Warrant Shares).

6.3New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(i)any Ordinary Shares (and/or options or warrants therefore (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company pursuant to an ESOP approved by the Board);

(ii)any Ordinary Shares issued or issuable upon conversion of the Preferred Shares (including the Warrant Shares);

(iii)any Equity Securities issued in connection with any share split, share dividend, reclassification or other similar event in which all Preemptive Rights Holders are entitled to participate on a pro rata basis; and

(iv)any Equity Securities issued pursuant to a Qualified IPO.

6.4Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Preemptive Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue such New Securities and the detailed information of the proposed subscriber (if any) other than the shareholders of the Company. Each Preemptive Rights Holder shall have ten (10) days (or shorter period agreed by the Preemptive Rights Holder) from the date of receipt of any such Participation Notice to agree in writing to purchase up to such Preemptive Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Rights Holder’s Pro Rata Share). If any Preemptive Rights Holder fails to so respond in writing within such ten (10) days period to purchase such Preemptive Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Preemptive Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

6.5Failure to Exercise. In the event no Preemptive Rights Holder exercises the Preemptive Rights, the Company shall have thirty (30) days thereafter to complete the sale of the New Securities described in the Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the subscribers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such thirty (30) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preemptive Rights Holders pursuant to this Section 6.

7.	Right of First Refusal

7.1Restrictions on Transfer. Each Warrantor covenants and agrees that he shall not, without the written consent of the Investors, transfer more than five percent (5%) of the Ordinary Shares of the Company he holds directly or indirectly within two (2) years from the Closing, except that the transfer is made from the Founder to other shareholders of the Company or the Founder’s immediate relatives, or made for the purpose of an ESOP in accordance with this Agreement, provided that in no event shall the transfer of Ordinary Shares held by the Warrantors under this Section 7 result in the change of control of the Group Companies. For this Section 7, the “transfer” of the Shares of the Company by a Party includes transfer, or otherwise disposal of, or creation of any encumbrance over, any Shares of the Company held directly or indirectly by such Party. Any transfer in violation of this Section 7 shall be deemed void.

All the parties agree that, any transfer of the Shares shall not adversely affect the Qualified IPO, otherwise such transfer shall be deemed void.

Unless otherwise provided in Section 7.1, an Investor may freely transfer their Shares of the Company to their Affiliates or any party at their sole discretion, provided that they shall give prior written notice to the Company and the Founder. If, under the applicable laws, the proposed transfer of Shares by an Investor requires the consent of the other shareholders of the Company or other shareholders of the Company have the Right of First Refusal, the other shareholders of the Company agree to give the prior consent as required by laws and waive the Right of First Refusal and execute all necessary documents and take all actions to assist the Investor to complete the share transfer as soon as possible.

7.2Right of First Refusal. Subject to Section 7.1 provided hereinabove, prior to the Company’s Qualified IPO or the Company’s liquidation, where any Warrantor (for the purpose of Section 7.2 and Section 8 hereof, the “Transferor”) intends to directly or indirectly sell or to dispose all or any part of Shares of the Company (the “Transferred Shares”) to any Person (the “Transferee”), the Investor (the “Right of First Refusal Holder”) has the right to purchase all or part of the Transferred Shares (the “Right of First Refusal”) in accordance with the same terms and conditions. For the avoidance of doubt, with regard to the Company’s equity the Right of First Refusal Holder decides to exercise the Right of First Refusal, other shareholders of the Company hereby expressly waive their rights of first refusal or any other rights that may exist according to the applicable laws, the Company’s bylaw or any other reason.

7.3Where the Transferor intends to transfer or dispose in other manner to the Transferee all or part of the Shares he holds, the Transferor shall notify the Right of First Refusal Holder in writing of the information as follows (the “Transfer Notice”): (i) the intention of transfer; (ii) the number of Transferred Shares; (iii) the terms and conditions of the transfer; and (iv) the basic information of the Transferee. The number of shares the Right of First Refusal Holder can purchase shall not exceed the product of the following: (X) the number of all Transferred Shares proposed to be transferred, multiplied by (Y) a fraction, with the number of Shares held by the certain Right of First Refusal Holder as the numerator, and the number of Shares held by all Right of First Refusal Holders as the denominator, calculated on a fully diluted and as-converted basis, assuming full conversion and exercise of all Warrant Shares. Where any Right of First Refusal Holder fails to exercise or fully exercise his Right of First Refusal, the Right of First Refusal Holders who have fully exercised the Right of First Refusal (the “Exercising Shareholder”) have the right but not the obligation to continue to purchase the rest of the Transferred Shares within five (5) days thereafter, on a pro rata basis based on the number of Shares held by such Exercising Shareholder in the Company to all Shares of the Company held by all Exercising Shareholder who continue to exercise the Right of First Refusal. The Right of First Refusal Holders may purchase all the Transferred Shares in accordance with this Section 7.

7.4The Right of First Refusal Holder shall notify the Transferor in writing within five (5) days of its receipt of the Transfer Notice whether it will exercise its Right of First Refusal. If any Right of First Refusal Holder fails to notify the Transferor of its intention to exercise its Right of First Refusal within such five (5) days period, it shall be deemed to consent to such transfer and have agreed to waive its Right of First Refusal with respect to such Transferred Shares as set out in the Transfer Notice.

7.5The Transferor shall have the right to transfer the Transferred Shares with respect to which the Right of First Refusal or Right of Co-Sale (as defined below) has not been exercised. In the case of any changes in the transfer terms and conditions as set forth in the Transfer Notice, or if the Transferor and the Transferee fail to complete the transfer of such shares within ninety (90) days from the transfer date as set forth in the Transfer Notice, the Transferor shall not transfer any Shares without reperforming the procedures of Right of First Refusal under Section 7 hereof and the Right of Co-Sale under Section 8 hereof.

7.6Where the Transferor transfers any Shares, the Transferor shall ensure that the Transferee signs a Deed of Adherence in the form of Exhibit A and other documents that satisfactory to the Investors, and agrees to accede to this Agreement and assume all the obligations of the Transferor under this Agreement. The Parties hereto agree that, the WFOE will, by executing and delivering to all the Parties hereto the Joinder Agreement in the form of Exhibit B attached hereto, become and be deemed a party to this Agreement and assume all the obligations and liabilities as a Group Company set forth under this Agreement.

7.7For the avoidance of doubt, the equity transfer made in compliance with the ESOP stipulated hereof shall not be subject to the Right of First Refusal and the Right of Co-sale.

8.Right of Co-Sale

8.1To the extent that any Right of First Refusal Holder has not exercised its Right of First Refusal set forth in Section 7 above (the “Co-Sale Right Holder”), such Co-Sale Right Holder shall have the right (but not the obligation) to transfer its Shares to the Transferee together with the Transferor on substantially the same terms and conditions as set forth in the Transfer Notice. Each Co-Sale Right Holder electing to exercise its co-sale right (the “Co-Sale Participating Holder”) shall issue a written notice to the Transferor and the Company (the “Co-Sale Notice”) within five (5) days after receipt of the Transfer Notice (the “Co-Sale Right Period”), which shall set forth the number of Equity Securities that such Co-Sale Participating Holder wishes to include in such sale or transfer. The number of Shares that may be transferred by a Co-Sale Participating Holder shall be calculated as follows:

S=P*A/B,

where:

S: means the number of Shares that the Co-Sale Participating Holder may sell when exercising its Right of Co-Sale;

P: means the number of Transferred Shares;

A:means the number of Ordinary Shares (on an as-converted and fully-diluted basis and assuming full conversion and exercise of all Warrant Shares) held by the Co-Sale Participating Holder;

B:means the aggregate number of Ordinary Shares (on an as-converted and fully-diluted basis and assuming full conversion and exercise of all Warrant Shares) held by the Co-Sale Participating Holders and the Transferor.

8.2Where any Co-Sale Participating Holder exercises the Right of Co-sale in compliance with Section 8 hereof, the Transferor is obligated to cause the Transferee to purchase all or part of the Shares the Co-Sale Participating Holder requests to transfer by exercising the Right of Co-sale at the same price, terms and conditions. Where the Transferee refuses in any manner to purchase the Shares Co-Sale Participating Holder requests to transfer, the Transferor shall not transfer any Transferred Share to the Transferee, unless the Transferor purchases the Shares the Co-Sale Participating Holder requests to transfer at the price and terms and conditions stated in the notice. Where the Transferor sells the Shares in violation of Section 8.2, the Co-Sale Participating Holder has the right to mandatorily transfer the Shares that should have been transferred to the Transferee under the Right of Co-sale to the Transferor at the same price and terms and conditions. The Transferor shall purchase such Shares from the Co-Sale Participating Holder.

9.Liquidation Right

9.1In the event of a liquidation, dissolution, winding up or other statutory liquidation event (as defined below) of the Company, the remaining property of the Company (the “Distributable Liquidation Property”) from the disposal of the assets of the Company after the payments of relevant expenses in accordance with applicable laws shall be distributed as follows:

(i)before any distribution or payment shall be made to any holders of the Ordinary Shares, Series A Preferred Shares, Series A+ Preferred Shares, Series B Preferred Shares and Series B+ Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to the Investment Amount for each Series C Preferred Share then held by such holder, (the “Series C Liquidation Preference”). If, upon any such liquidation event or Deemed Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)after distribution or payment in full of the Series C Liquidation Preference distributable or payable on the Series C Preferred Shares pursuant to the sequence provided in Sections 9.1(i), and before any distribution or payment shall be made to any holders of the Ordinary Shares, Series A Preferred Shares and Series A+ Preferred Shares, each holder of the Series B+ Preferred Shares and Series B Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to the Investment Amount for each Series B+ Preferred Share and Series B Preferred Share then held by such holder (the “Series B Liquidation Preference”). If, upon any such liquidation event or Deemed Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series B+ Preferred Shares and the Series B Preferred Shares, then such assets shall be distributed among the holders of Series B+ Preferred Shares and the Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iii)after distribution or payment in full of the Series B Liquidation Preference distributable or payable on the Series B+ Preferred Shares and the Series B Preferred Shares pursuant to the sequence provided in Sections 9.1(ii), and before any distribution or payment shall be made to any holders of the Ordinary Shares, each holder of the Series A+ Preferred Shares and the Series A Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to the Investment Amount for each Series A Preferred Share and Series A+ Preferred Share then held by such holder (the “Series A Liquidation Preference”). If, upon any such liquidation event or Deemed Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series A+ Preferred Shares and the Series A Preferred Shares, then such assets shall be distributed among the holders of Series A+ Preferred Shares and the Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iv)After distribution or payment in full of the respective Liquidation Preference distributable or payable on the Preferred Shares pursuant to the sequence provided in Sections 9.1(i), (ii) and (iii), the remaining assets of the Company available for distribution shall be distributed ratably among all the Shareholders (including the holders of Preferred Shares) in proportion to the number of the outstanding Ordinary Shares held by them (calculated on an as-converted and fully-diluted basis and assuming full conversion and exercise of all Warrant Shares).

9.2The Parties further agree that if the meeting of shareholders or the Board of Directors of the Company cannot be held for a continuous period of more than twelve (12) months, upon written request by the Investors, all the shareholders of the Company shall adopt a resolution of winding up and liquidation of the Company at such meeting.

9.3Upon the written request of the Investors, all shareholders of the Company shall distribute all the proceeds obtained by the Company in the following events (the “Deemed Liquidation Events”), pursuant to Section 9.1(i) to 9.1(iv) hereof, unless the Investors otherwise agree in writing that such events will not constitute a Deemed Liquidation Event: (i) if the Company is involved in transactions such as merger, reorganization or consolidation which will cause a substantial change of control of the Company (including the change of the controlling person, or the situation where all shareholders before the transaction hold less than 51% of the Company’s Shares after the transaction); (ii) if the Company has sold, transferred or disposed all or substantially all the assets, business or intellectual property rights of the Company.

9.4If the relevant government authorities are in objection with the distribution plan and order provided in Section 9.1 hereof, or the distribution plan and order provided in this Section 9.1 cannot be directly executed for other reasons, the Parties shall first make distributions in according with the ratio of the equities, then the shareholders other than the Investors shall transfer the distributed property or payment to the Investors on a pro rata basis by way of free donation (for the avoidance of doubt, other shareholders hereby expressly agree and confirm that the free donation is irrevocable) , and enables the Investors to eventually receive all the property or payment to which they are entitled in accordance with the distribution plan and order described in Section 9.1 hereof.

10.Conversion Rights. The holders of Preferred Shares shall have the following rights described below with respect to the conversion of such Shares into Ordinary Shares.

10.1Optional Conversion.

(i)Each holder of Preferred Shares shall be entitled to convert any or all of its Preferred Shares at any time, without the payment of any additional consideration, into such number of fully paid and non-assessable Ordinary Shares per Preferred Share, determined as follows. The number of the Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the Original Purchase Price of such Preferred Share divided by the then-effective Conversion Price of such Preferred Share. The initial Conversion Price of the Preferred Shares shall be equal to the Original Purchase Price of the Preferred Shares. For the avoidance of doubt, the initial conversion ratio for the Preferred Shares to the Ordinary Shares shall be 1:1, subject to adjustments of the Conversion Price, as set forth below. Such conversion shall be effected by the redemption of the Preferred Shares each at the Original Purchase Price, and the application of the proceeds thereof in consideration for the issue to the relevant holder of the appropriate number of the Ordinary Shares at the Conversion Price. All rights incidental to the Preferred Shares (including but not limited to rights to any declared but unpaid dividends) shall terminate automatically upon any conversion of such Preferred Shares into Ordinary Shares.

(ii)The holder of Preferred Shares who desires to convert its Preferred Shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such Preferred Shares. Such notice shall state the number of the Preferred Shares being converted. Thereupon, the Company shall promptly (and in any event within five (5) Business Days) issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of the Preferred Shares upon the conversion thereof (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole Ordinary Share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the holder entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

10.2Automatic Conversion.

(i)Each Preferred Share shall automatically be converted into the appropriate number of fully-paid, non-assessable Ordinary Shares at the then-effective Conversion Price upon the closing of an Qualified IPO. Any automatic conversion of the Preferred Shares made pursuant to this Section 10.2 shall be effected automatically by the redemption of the requisite number of the Preferred Shares and the issuance of the appropriate number of Ordinary Shares at the then-effective Conversion Price.

(ii)In the event of an automatic conversion of the Preferred Shares pursuant to Section 10.2(i), all outstanding Preferred Shares shall be converted automatically without any further action by the holders of the Preferred Shares and whether or not the certificates representing the Preferred Shares are surrendered to the Company or its transfer agent in respect of the Preferred Shares. The Company shall give notices to such holders of an automatic conversion at least twenty (20) Business Days prior to the date of conversion and as soon as practicable following the written consent required under Section 10.2(i) above. The Company shall not issue certificates in respect of any Ordinary Shares into which the Preferred Shares have been converted upon automatic conversion unless the certificates in respect of such Preferred Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

10.3Adjustment to Conversion Price. The Conversion Price shall be adjusted from time to time as provided below:

(i)Adjustment for Share Splits and Combinations. In the event that the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise) into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of the Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (on an as-converted and fully-diluted basis), and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (on an as-converted and fully-diluted basis) plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a Deemed Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder of such Preferred Share shall receive the kind and amount of shares and other securities and property which the holder of such Preferred Share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(iv)Adjustment of Conversion Price Upon Issuance of Shares Below Then-Effective Conversion Price.

(a)Anti-Dilution Adjustment. In the event that at any time after the date hereof, the Company shall issue or sell any New Securities for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, then the applicable Conversion Price in effect shall be reduced, concurrently with such issuance, to the issuance price of such New Securities.

(b)Determination of Consideration. For the purpose of making any adjustment to the Conversion Price or number of the Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by the Board (including the approval of all Investor Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property); and

(3)If any New Securities are issued or sold together with other Shares or other assets of the Company for consideration which covers both, the consideration received for the New Securities shall be computed as that portion of the consideration received (as determined in good faith by the Board, including the approval of all Investor Directors) to be allocable to such New Securities.

(v)No Impairment. The Company shall not, by amendment to the Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but rather shall at all times in good faith assist in the carrying out of all the provisions of this Section 10.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(vi)Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 10, the Company at its expense shall promptly (and in any event within ten (10) Business Days) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall further, upon the written request at any time of any such holder, promptly (and in any event within ten (10) Business Days) furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Price at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares as of the date the written request was received.

(vii)Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 10.3 are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the holders of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 10.3, necessary to preserve, without dilution, the conversion rights of the holders of the Preferred Shares.

10.4Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purpose.

10.5Exceptions. There will be no adjustment to the Conversion Price of the Preferred Shares for issuances of (i) Ordinary Shares issued upon conversion of the Preferred Shares, (ii) Shares issued to employees, consultants or directors reserved under the ESOP approved by the Board, (iii) Shares issued upon exercise of options or warrants existing on the date hereof, (iv) Ordinary Shares issued as a dividend or distribution on the Preferred Shares, (v) Ordinary Shares issued in connection with a Qualified IPO, (vi) Ordinary Shares issued or issuable pursuant to an acquisition of another corporation by the Company approved by the Board, or (vii) Ordinary Shares that are otherwise excluded with the consent of the Preferred Majority.

11.Information Right

11.1The Company shall, and the Founder shall cause the Company to deliver the following documents in relation to the Company to the Investors:

(i)within thirty (30) days of the end of each quarter, an unaudited consolidated financial statements of the Group Companies as of the end of such quarter and any report with respect to the matters that might have material adverse effect on the operation and financial condition of the Group Companies;

(ii)audited annual consolidated financial statements, audit report of the Group Companies within ninety (90) days of the end of each fiscal year and annual operation report including the matters that may have material adverse effect on the operation and financial condition of the Group Companies;

(iii)an annual budget for the forthcoming fiscal year within thirty (30) days prior to the beginning of next fiscal year;

(iv)to be provided five (5) days in advance, notice of shareholders’ meeting or board meeting with relevant agendas, notice of litigation, judgements against the Group Companies and other matters that may have material adverse effect on the operation and financial condition of the Group Companies, notice issued by government authorities of any failure by the Group Companies to comply with applicable laws and regulations, notice of any change in the nature or scope of the Business of the Group Companies;

(v)such other information, statistics, trading and financial data as may be required by the Investors that are in possession of the Company.

11.2The Company’s financial report/statement should be the consolidated statement of the Group Companies, and should include a balance sheet, an income statement, and a cash flow statement. Any audit of the financial reports of the Company shall be conducted by a reputable and qualified accounting firm recognized by the investors at the expense of the Company, and in accordance with the Accounting Standards consistently applied throughout the period or other Accounting Standards as agreed by the Investors.

11.3The Company and the Founder shall warrant and ensure and that all information provided to the Investors are true, correct and not misleading.

11.4The Company shall promptly notify the Investors of the events that may cause material obligations or have a material impact on the Group Companies.

11.5The Investors shall have the right to examine and visit the Group Companies, as long as the normal operation of the Company shall not be affected, including reasonable inspection of basic information of the Company and its Subsidiaries, inspection of properties, real property, financial books and operating records, photocopying and summarizing such documents, and discussion of the Company’s business, finances and conditions with the officers of the Company, and to visit the Company’s consultants, employees, independent accountants and attorneys concerning matters relating to the operation of the Company. However, the Investors shall keep confidential the information of the Company reviewed. The Company and the Founder shall provide assistance with respect to exercise of the rights provided in this Section 11.5.

12.Dividends Rights

12.1Unless otherwise approved by more than two thirds (2/3) of the voting rights of the shareholders of the Company, in every fiscal year, no dividend that is more than 30% of the Company’s distributable profits for that year shall be paid on any Shares of the Company, whether in forms of cash, property or shares of the capital of the Company.

12.2If any dividend that is legally available for distribution is declared by the shareholders resolutions, such dividend shall be distributed among all the shareholders of the Company on a pro rata and as converted basis (assuming the exercise of Warrants and the Series C Warrant) and in the following order:

(i)before any distribution or payment of such dividend shall be made to any holders of the Ordinary Shares, Series A Preferred Shares, Series A+ Preferred Shares, Series B Preferred Shares and Series B+ Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive such dividend on parity with each other and on a pro rata basis;

(ii)after distribution or payment of such dividend in full to the holders of the Series C Preferred Shares, and before any distribution or payment of such dividend shall be made to any holders of the Ordinary Shares, Series A Preferred Shares and Series A+ Preferred Shares, each holder of the Series B+ Preferred Shares and Series B Preferred Shares shall be entitled to receive such dividend on parity with each other and on a pro rata basis;

(iii)after distribution or payment of such dividend in full to the holders of the Series B+ Preferred Shares and the Series B Preferred Shares, and before any distribution or payment of such dividend shall be made to any holders of the Ordinary Shares and Series A Preferred Shares, each holder of the Series A+ Preferred Shares shall be entitled to receive such dividend on parity with each other and on a pro rata basis;

(iv)After distribution or payment of such dividend in full to the holders of the Series A+ Preferred Shares, and before any distribution or payment of such dividend shall be made to any holders of the Ordinary Shares, each holder of the Series A Preferred Shares shall be entitled to receive such dividend on parity with each other and on a pro rata basis;

(v)After distribution or payment of such dividend in full to the holders of the Series A Preferred Shares, the remaining dividend available for distribution shall be distributed to the holders of the Ordinary Shares on a pro rata basis.

13.Most Favorable Terms

The Parties hereto covenant that if the Company agrees with any investors in any pre-investment or post-investment financing on terms more favorable to such investors than the terms of this Agreement (“More Favorable Terms”), the Investors shall be entitled to require that More Favorable Terms apply to the Investors of the same terms and level, unless otherwise agreed by the Investors.

14.Non-competition Obligation.

14.1Unless all Investors otherwise consent in writing, the Founder shall make his best efforts to devote most of his working time to the Group Company’s Business to ensure the ordinary operation of the Group Companies and to enable the Investors to withdraw at an Qualified Exit Price, and will use his best efforts to develop the Business and interests of the Group Companies.

14.2Unless all Investors otherwise consent in writing, within five years from the Closing, or for 24 months from the date when the Founder ceases to hold any interest directly or indirectly in the Group Company or for 24 months from the date of his resignation with the Group Company (whichever is later) (the “Non-compete Period”), the Founder shall not, directly or indirectly, carry on any Competitive Business, hold any interests in any other company with Competitive Business, or engage in any other behaviors harmful to the interests of the Group Companies, including but not limited to (for their own or other person’s interests):

(i)holding or indirectly control over a company or other entity engaged in Competitive Business;

(ii)working for any entity that engaged in Competitive Business;

(iii)providing loans, information, technology, business opportunities, experience or any other form of support, advice, services or assistance to companies or other entities engaged in Competitive Business;

(iv)obtaining benefits, directly or indirectly, from Competitive Business or from companies or other entities engaged in in Competitive Business;

(v)soliciting any Person who is or has been at any time a customer of the Group Companies for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company;

(vi)employing, in any manner, any person whose employment with the Company is terminated after the Closing through any person or entity which is directly or indirectly controlled by the Founder or in which the Founder has an interest; and

(vii)soliciting or enticing away or endeavoring to solicit or entice away any director, officer, or employee of any Group Company.

14.3During the Non-Compete Period, if the Founder intends to develop Competitive Business, such business shall be operated by the Group Companies.

15.Confidentiality and Non-Disclosure.

15.1Disclosure of Terms. The terms and conditions of this Agreement and all exhibits and schedules attached hereto and the transactions contemplated hereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party to any third party without the consent of all other Parties except in accordance with the provisions set forth below.

15.2Permitted Disclosures. Notwithstanding anything to the contrary in the foregoing, (i) the Parties, as appropriate, may each disclose any of the Financing Terms to its current or bona fide prospective investors, the key employee, investment bankers, lenders, accountants and attorneys, in each case only on an as-needed basis and where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, Applicable Law or otherwise; (ii) each Investor may disclose any of the Financing Terms to relevant governmental authorities, its accountants and attorneys, its respective fund manager and the employees thereof on an as-needed basis and so long as such Persons are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise; (iii) any Party may disclose any of the Financing Terms which enter the public domain through no fault and no breach of confidentiality obligation of the restricted Party; (iv) with the Company’s prior written consent, each Investor may disclose its investment in the Company and the Financing Terms of its investment to third parties or to the public and, if it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor; and (v) each Investor and its Affiliates may disclose the Financing Terms to (x) its investors pursuant to the terms of its partnership agreements or any other agreements with such investors, and (y) to its prospective investors in its fund raising activities; provided that such investors or prospective investors are under the confidentiality obligations herein to such Investor and its Affiliates in relation to the information disclosed.

15.3Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled or obligated (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the Financing Terms in contravention of the provisions of this Section 15, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and shall consult with the Non-Disclosing Parties regarding such disclosure. The Disclosing Party shall, to the extent possible or practicable, seek (with the cooperation and reasonable efforts of the Non-Disclosing Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

16.Liabilities.

16.1Subject to Section 16.2, the Group Companies and the Warrantors severally and jointly agree that they shall, jointly and severally, indemnify, defend and hold harmless the Investors from and against any damages, losses, claims, actions, demands for payment, judgment, settlement, taxes, interest, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Investors’ Losses”) suffered, suffered or incurred by, or asserted against, the Investors, whether third party claims, claims among the Parties hereto or otherwise, as a result of any breach by the Group Companies and/or the Warrantors of any covenants, agreements or obligations under this Agreement, provided that the indemnification liability of each of the Warrantors under this Section 16.1 shall be capped on the Realized Value of all Ordinary Shares of the Company then held directly or indirectly by such Warrantor.

16.2In the event that the Company breaches any obligation or liability to the Investors under Section 2.1 or Section 2.3 of this Agreement, (i) the Repurchase Obligors shall bear joint and several liability for the Investors’ Losses, and such liability shall be limited to the Realized Value of all Ordinary Shares of the Company held directly or indirectly by the Repurchase Obligors at the time; and (ii) the Investors shall be entitled to require the Company and the Repurchase Obligors to fulfill its obligations under the Redemption Right pursuant to Section 5.

17.Miscellaneous.

17.1Effectiveness. This Agreement shall take effect and become legally binding on the Parties immediately upon the Closing.

17.2Termination. This Agreement shall terminate upon mutual consent of the Parties hereto.

17.3Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

17.4Dispute Resolution.

(i)Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators to be appointed according to the HKIAC Rules. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)The arbitration shall be conducted in Chinese. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

17.5Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 17.5). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be affected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

17.6Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

17.7Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

17.8Severability. The Parties agree that, unless any specific provision of this Agreement is expressly determined by relevant arbitral body or court to be in violation of laws which are not legally binding, the Parties shall perform all the provisions of this Agreement in good faith and shall not refuse to perform this Agreement or any specific provision of this Agreement. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

17.9Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Group Companies, only by the Company; (ii) as to the Founder, only by the Founder; (iii) as to the Investors, only by all of the Investors; and (iv) as to the Founder Holding Company, only by the Founder Holding Company; provided, however, that no amendment or waiver shall be effective or enforceable in respect of an Ordinary Holder or the Investors of the Company if such amendment or waiver affects such Ordinary Holder or each holder of Preferred Shares unless such Ordinary Holder or such holder of Preferred Shares consents in writing to such amendment or waiver. Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any parties. Any amendment or waiver effected in accordance with this Section 17.9 shall be binding upon all the Parties hereto.

17.10No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

17.11Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

17.12No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

17.13Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

17.14Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, with effect from the date of the Closing, the Prior Shareholders Agreements are hereby amended and superseded in its entirety and restated in this Agreement as of the date of this Agreement. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Share Purchase Agreement.

17.15Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

17.16Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

17.17Assignments and Transfers. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. The Investors shall have the right to assign and transfer their rights, interests and obligations under this Agreement and the other Transaction Documents (if any) to their Affiliates or any other third party, and the other shareholders of the Company shall give its consent and waive its rights as required by laws and execute all necessary documents and take all actions to assist the Investor to complete such transfer. Except as provided above, the Warrantors may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Investors.

17.18Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the

English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

HK COMPANY:

DOMESTIC COMPANY:

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER:

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Amended and Restated Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Signature Page to Shareholders Agreement